Exhibit 99.1

David W. Fry
Executive Vice President, Treasurer and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Reports Record Net Income for the Full Year of 2009
GAAP Net Income of $25.6 Million and Core Net Income of $26.4 Million

Full Year 2009

•	GAAP net income increased 14.8% from prior year.

•	Redeemed in full $70.0 million of preferred stock and repurchased the remaining warrant issued to the U.S. Treasury under the Capital Purchase Program of the Troubled Asset Relief Program (“TARP”).

•	Successfully raised $101.6 million in capital through the sale of 9.3 million common shares.

•	Record net interest income of $114.8 million, resulting from an increase in the net interest margin of 36 basis points to 2.96% for the year.

•	Core deposits increased $434.7 million, or 43%, while certificates of deposit decreased $205.9 million, or 14%.

•	$19.5 million in provision for loan losses.

•	Net charge-offs were 0.33% of average loans.

•
Record core pre-provision pre-tax (core “PPPT”) earnings of $62.4 million, a 39.7% increase from the prior year period, more than 6.1 times net charge-offs in 2009. (See page 10 for a reconciliation of core PPPT earnings to GAAP net income)

•
GAAP diluted earnings per common share of $0.91 were reduced by $0.19 per share for TARP preferred stock costs including dividends, amortization of preferred issuance costs and the deemed dividend upon redemption of the TARP preferred stock.

•	Regulatory capital ratios at December 31, 2009 were 8.84% for core capital and 13.42% for risk-weighted capital.

•	Book value per common share increased to $11.57 at December 31, 2009.

•	Tangible common equity to tangible assets increased to 8.32% at December 31, 2009.

Fourth Quarter 2009

•	Record net interest income at $30.7 million.

•	Net interest margin increased 14 basis points on a linked quarter basis to 3.14%.

•	Loans, net grew $40.6 million, or 1.3%.

•	Core deposits increased $187.2 million while certificates of deposit decreased $187.6 million.

•	Net charge-offs were 0.41% of average loans.

•	$5.0 million in provision for loan losses.

•	Record core PPPT earnings of $17.7 million, a 49.2% increase from the quarter ended December 31, 2008.

•	$2.0 million other-than-temporary impairment (“OTTI”) charge recorded on four private issue collateralized mortgage obligations.

•	$2.8 million OTTI charge recorded on two pooled trust preferred securities.

•
GAAP diluted earnings per common share of $0.15 were reduced by $0.05 per share for TARP preferred stock costs including dividends, amortization of preferred issuance costs and the deemed dividend upon redemption of the TARP preferred stock.

Flushing Financial Corporation
January 26, 2010

LAKE SUCCESS, NY – January 26, 2010 - Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the year and three months ended December 31, 2009.

John R. Buran, President and Chief Executive Officer, stated: “We are pleased to report record GAAP and core net income for the year ended December 31, 2009. Net income under GAAP was $25.6 million, an increase of $3.3 million, or 14.8%, from $22.3 million for the year ended December 31, 2008. We achieved core net income of $26.4 million, an increase of $1.5 million, or 6.2%, from $24.9 million for the year ended December 31, 2008. Our strong operating performance for 2009 was primarily driven by an increase of $27.1 million in net interest income, as the net interest margin for the year ended December 31, 2009 improved over the prior year by 36 basis points to 2.96%, and total assets increased $193.8 million, or 4.9%. We are particularly encouraged with the continued growth in our net interest margin during the fourth quarter, as it improved 14 basis points over the third quarter to 3.14%.

“While the lower interest rate environment has helped margins, structural changes in our balance sheet have aided in decreasing funding costs for the Company. Over the past several years we expanded our products to attract business customers and public entities, and established an internet banking division. This product expansion has resulted in significant growth in our core deposits, which increased $434.7 million during 2009. This growth allowed us to reduce our reliance on certificates of deposit and borrowings, which decreased $205.9 million and $78.7 million, respectively, during 2009. The result of this shift in our funding sources was a reduction in our cost of deposits and total funding costs of 103 basis points and 82 basis points, respectively. As a result, we were able to reduce our cost of funds to 2.96% for the fourth quarter of 2009, a decline of 89 basis points from the fourth quarter of 2008.

“2009 continued many of the same challenges we faced in 2008 as the economy remained in a recession for the first half of the year, and began to slowly recover during the second half of the year. The banking industry saw non-performing loans increase throughout the year, and continued to incur significant loan losses and impairment charges during the year. Industry regulators closed 140 banks and thrifts during 2009. We recorded OTTI charges on our holdings of private issue collateralized mortgage obligations and pooled trust preferred securities. Our non-performing loans increased significantly, which resulted in an increase in our provision for loan losses. Significant margin improvement allowed us to more than cover these negatives.

 “We tightened our underwriting standards to ensure we would continue to originate quality loans. We also focused on the performance of our existing loan portfolio. Non-performing loans increased $45.9 million during 2009 to $85.9 million from $40.0 million at December 31, 2008. The majority of non-performing loans are collateralized by residential income producing properties in the New York metropolitan area that remain occupied and generate revenue. Given New York City’s low vacancy rates, they have retained value and provided us with low loss content in our non-performing loans during the year.  Net loan charge-offs during 2009 were 33 basis points of average loans, which continues to be below the industry average. We recorded a $19.5 million provision for loan losses during 2009, bringing our allowance up to 63 basis points of total loans.  Our growth in net interest income has more than offset the additional provision for loan losses as net interest income after the provision for loan losses increased $13.2 million, or 16.0%, to $95.3 million for 2009 as compared to $82.1 million for 2008.

“During 2009 we completed the public offering of 9.3 million shares of our common stock at an offering price of $11.50 per share.  The net proceeds received increased our capital by $101.6 million.  We used part of this additional capital to redeem the $70.0 million of preferred stock, and repurchase the remaining warrant issued to the U.S. Treasury under the TARP Capital Purchase Program.  At the time we redeemed the preferred stock, we wrote off the unamortized issuance costs of the preferred stock of $1.3 million. This write-off reduced diluted earnings per common share by $0.04 and $0.06 for the fourth quarter and full year of 2009, respectively. The additional capital also places us in a strong position to take advantage of growth opportunities in our market. The Bank continues to be well-capitalized under regulatory requirements, with core and risk-weighted capital ratios of 8.84% and 13.42%, respectively, at December 31, 2009.

“We have begun to see some positive changes in the economic environment.   Our strong capital, our ability to grow core deposits, and our traditionally strong credit discipline has enabled us to increase net income in spite of the extreme challenges of 2009.  With an improving economic landscape and our expanded product base, we feel confident that 2010 will provide additional opportunities for growth, as some competitors continue to deal with the challenges of weakened profitability and organizational disruption.”

Net income for the quarter ended December 31, 2009 was $6.0 million, a decrease of $0.5 million from the $6.5 million earned in the fourth quarter of 2008.  Diluted earnings per common share for the fourth quarter were $0.15, a decrease of $0.16 from the $0.31 earned in the comparable quarter a year ago.

Net income for the year ended December 31, 2009 was $25.6 million, an increase of $3.3 million, or 14.8%, from the $22.3 million earned in the comparable 2008 period.  Diluted earnings per common share for the year ended December 31, 2009 were $0.91, a decrease of $0.18, or 16.5%, from the $1.09 earned in the comparable 2008 period.

Flushing Financial Corporation
January 26, 2010

Core earnings, which exclude the effects of financial assets and financial liabilities carried at fair value, OTTI charges, net gains/losses on the sale of securities, and certain non-recurring items, was $7.9 million for the three months ended December 31, 2009, an increase of $0.9 million, from the $7.0 million earned in the third quarter of 2009, and an increase of $1.6 million, from the $6.3 million earned for the fourth quarter of 2008.  Core diluted earnings per common share was $0.25, a decrease of $0.03, from the $0.28 earned in the third quarter of 2009, and a decrease of $0.05, from the $0.30 earned for the fourth quarter of 2008.  During the quarter ended December 31, 2009, the average common shares outstanding increased to 30.1 million shares, an increase of 8.5 million shares from the third quarter of 2009 and an increase of 9.6 million shares from the fourth quarter of 2008. The increase in average common shares reduced core earnings per diluted common share for the three months ended December 31, 2009 by $0.10 as compared to the quarter ended September 30, 2009 and $0.12 as compared to the quarter ended December 31, 2008.

Core earnings were $26.4 million for the year ended December 31, 2009 an increase of $1.5 million from the $24.9 million earned in the year ended December 31, 2008.  Core diluted earnings per common share for the year ended December 31, 2009 was $1.00, a decrease of $0.21 from the $1.21 earned for the year ended December 31, 2008.  Core diluted earnings per common share for the year ended December 31, 2009 was reduced by $0.19 as compared to the year ended December 31, 2008 as a result of dividends paid to the U.S. Treasury on TARP preferred stock and the write-off of unamortized issuance costs at the time the TARP preferred stock was redeemed. For a reconciliation of core earnings and core earnings per common share to accounting principles generally accepted in the United States (“GAAP”) net income and GAAP earnings per common share, please refer to the tables in the section titled Reconciliation of GAAP and Core Earnings.

Earnings Summary - Three Months Ended December 31, 2009

Net income for the three months ended December 31, 2009 was $6.0 million, a decrease of $0.5 million, as compared to $6.5 million for the three months ended December 31, 2008. Diluted earnings per common share were $0.15 for the three months ended December 31, 2009, a decrease of $0.16 from $0.31 for the three months ended December 31, 2008.  The decrease in earnings per common share was partially due to an increase in diluted common shares outstanding of 9.6 million common shares during the three months ended December 31, 2009 as compared to the three months ended December 31, 2008, which was primarily the result of the common stock offering which was completed on October 1, 2009. Diluted earnings per common share were further reduced by $0.04 due to the write-off of unamortized issuance costs of the TARP preferred stock when it was redeemed.

Return on average equity was 6.3% for the three months ended December 31, 2009 compared to 11.0% for the three months ended December 31, 2008. The decrease in the return on average equity is primarily due to an increase in the average balance of equity of $143.6 million. Return on average assets was 0.6% for the three months ended December 31, 2009 compared to 0.7% for the three months ended December 31, 2008.

For the three months ended December 31, 2009, net interest income was $30.7 million, an increase of $7.9 million, or 34.9%, from $22.8 million for the three months ended December 31, 2008. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $342.3 million, to $3,916.2 million for the quarter ended December 31, 2009, combined with an increase in the net interest spread of 52 basis points to 2.91% for the quarter ended December 31, 2009 from 2.39% for the comparable period in 2008. The yield on interest-earning assets decreased 37 basis points to 5.87% for the three months ended December 31, 2009 from 6.24% in the three months ended December 31, 2008. However, this was more than offset by a decline in the cost of funds of 89 basis points to 2.96% for the three months ended December 31, 2009 from 3.85% for the comparable prior year period. The net interest margin improved 59 basis points to 3.14% for the three months ended December 31, 2009 from 2.55% for the three months ended December 31, 2008. Excluding prepayment penalty income, the net interest margin would have been 3.10% and 2.44% for the three month periods ended December 31, 2009 and 2008, respectively.

The decline in the yield of interest-earning assets was primarily due to a 30 basis point reduction in the yield of the loan portfolio combined with a $77.9 million increase in the average balance of the lower yielding securities portfolio, which has a lower yield than the average yield of total interest-earning assets.  The 30 basis point reduction in the yield of the loan portfolio to 6.23% for the quarter ended December 31, 2009 from 6.53% for the quarter ended December 31, 2008 was primarily due to a decline in prepayment penalty income and an increase in non-accrual loans for which we do not accrue interest income.  The yield on the mortgage loan portfolio declined 26 basis points to 6.29% for the three months ended December 31, 2009 from 6.55% for the three months ended December 31, 2008.  The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 17 basis points to 6.24% for the three months ended December 31, 2009 from 6.41% for the three months ended December 31, 2008. The decline in the yield of interest-earning assets was partially offset by an increase of $255.0 million in the average balance of the loan portfolio to $3,182.8 million for the three months ended December 31, 2009 from $2,927.8 million for the three months ended December 31, 2008.

Flushing Financial Corporation
January 26, 2010

The decrease in the cost of interest-bearing liabilities is primarily attributable to the Federal Open Market Committee (“FOMC”) maintaining the targeted Fed Funds rate in a range of 0.00% to 0.25% during 2009. This has allowed the Bank to reduce the rates it pays on its deposit products throughout 2009.  The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 79 basis points, 163 basis points, 96 basis points and 115 basis points respectively, for the quarter ended December 31, 2009 compared to the same period in 2008.  The cost of due to depositors was also reduced due to the Bank’s focus on increasing lower-costing core deposits. The combined average balances of lower-costing savings, money market and NOW accounts increased a total of $358.7 million for the quarter ended December 31, 2009 compared to the same period in 2008, while the average balance of higher-costing certificates of deposits decreased $60.0 million for the quarter ended December 31, 2009 compared to the comparable period in 2008.  This resulted in a decrease in the cost of due to depositors of 115 basis points to 2.32% for the quarter ended December 31, 2009 from 3.47% for the quarter ended December 31, 2008. The increase in deposits allowed the Bank to reduce its reliance on borrowed funds, as the average balance of borrowed funds declined $102.6 million to $999.6 million for the quarter ended December 31, 2009 from $1,102.2 million for the quarter ended December 31, 2008, with the cost of borrowed funds decreasing seven basis points to 4.69% for the quarter ended December 31, 2009 from 4.76% for the quarter ended December 31, 2008.

The net interest margin for the three months ended December 31, 2009 increased 14 basis points to 3.14% from 3.00% for the quarter ended September 30, 2009. The net interest spread increased 11 basis points to 2.91% for the three months ended December 31, 2009 from 2.80% for the quarter ended September 30, 2009 with the yield on interest-earning assets decreasing three basis points to 5.87% for the three months ended December 31, 2009, and the cost of interest-bearing liabilities decreasing 14 basis points to 2.96% for the three months ended December 31, 2009.   Excluding prepayment penalty income, the net interest margin would have been 3.10% for the quarter ended December 31, 2009, an increase of 13 basis points from 2.97% for the quarter ended September 30, 2009.

A provision for loan losses of $5.0 million was recorded for the quarter ended December 31, 2009, which was an increase of $3.0 million from the $2.0 million recorded in the quarter ended December 31, 2008. The provision for loan losses recorded for the three months ended December 31, 2009 was primarily due to an increase in both non-performing loans and charge-offs in the fourth quarter of 2009.  This increase in non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties located in the New York metropolitan market. Prior to 2009, the Bank had recorded minimal losses on mortgage loans. The Bank continues to maintain conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the increase in non-performing loans, the current economic uncertainties, and the charge-offs recorded in the fourth quarter of 2009, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record an additional provision for possible loan losses in the fourth quarter of 2009.

Non-interest loss for the three months ended December 31, 2009 was $0.6 million, a decrease of $3.6 million from income of $2.9 million for the three months ended December 31, 2008.  The decrease in non-interest income was primarily due to a $3.5 million increase in OTTI charges to $4.8 million during the three months ended December 31, 2009 from $1.3 million during the three months ended December 31, 2008.  The OTTI charges recorded during the three months ended December 31, 2009 were recorded on two pooled trust preferred securities with OTTI charges totaling $2.8 million and four private issue collateralized mortgage obligations with OTTI charges totaling $2.0 million.

Non-interest expense was $15.9 million for the three months ended December 31, 2009, an increase of $2.2 million, or 16.4%, from $13.6 million for the three months ended December 31, 2008. Employee salary and benefits increased $1.5 million, which is primarily attributed to the growth of the Bank, including one new branch and the expansion of the collections department, and increased costs for postretirement benefits. Federal Deposit Insurance Corporation (“FDIC”) insurance increased $0.5 million compared to the comparable prior year period, as the FDIC raised the deposit insurance premiums during 2009.  Other operating expense increased $0.4 million primarily due an increase in foreclosure expense as non-performing loans increased during 2009. The efficiency ratio was 47.2% and 53.5% for the three months ended, December 31, 2009 and 2008, respectively.

Earnings Summary - Year Ended December 31, 2009

Net income for the year ended December 31, 2009 was $25.6 million, an increase of $3.3 million or 14.8%, as compared to $22.3 million for the year ended December 31, 2008. Diluted earnings per common share were $0.91 for the year ended December 31, 2009, a decrease of $0.18, or 16.5%, from $1.09 in the year ended December 31, 2008. Diluted earnings per common share were reduced by $0.06 due to the write-off of unamortized issuance costs of the TARP preferred stock when it was redeemed.

Flushing Financial Corporation
January 26, 2010

Return on average equity was 7.8% for the year ended December 31, 2009 compared to 9.6% for the year ended December 31, 2008. The decrease in the return on average equity is due to an increase in the average balance of equity of $94.8 million. Return on average assets was 0.6% for the years ended December 31, 2009 and 2009.

For the year ended December 31, 2009, net interest income was $114.8 million, an increase of $27.1 million, or 30.8%, from $87.7 million for the year ended December 31, 2008. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $502.1 million, to $3,879.5 million for the year ended December 31, 2009, combined with an increase in the net interest spread of 33 basis points to 2.76% for the year ended December 31, 2009 from 2.43% for the comparable period in 2008.  The yield on interest-earning assets decreased 49 basis points to 5.93% for the year ended December 31, 2009 from 6.42% for the year ended December 31, 2008. However, this was more than offset by a decline in the cost of funds of 82 basis points to 3.17% for the year ended December 31, 2009 from 3.99% for the comparable prior year period. The net interest margin improved 36 basis points to 2.96% for the year ended December 31, 2009 from 2.60% for the year ended December 31, 2008. Excluding prepayment penalty income, the net interest margin would have been 2.92% and 2.48% for the year ended December 31, 2009 and 2008, respectively.

The decline in the yield of interest-earning assets was primarily due to a 39 basis point reduction in the yield of the loan portfolio combined with a $258.1 million increase in the combined average balances of the lower yielding securities portfolio and interest-earning deposits, with each having a lower yield than the average yield of total interest-earning assets.  The 39 basis point reduction in the yield of the loan portfolio to 6.30% for the year ended December 31, 2009 from 6.69% for the year ended December 31, 2008 was primarily due to a decline in prepayment penalty income, adjustable rate loans adjusting down as rates have continued to decline, and an increase in non-accrual loans for which we do not accrue interest income.  The yield on the mortgage loan portfolio declined 33 basis points to 6.36% for the year ended December 31, 2009 from 6.69% for the year ended December 31, 2008.  The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 24 basis points to 6.31% for the year ended December 31, 2009 from 6.55% for the year ended December 31, 2008. The decline in the yield of interest-earning assets was partially offset by an increase of $244.0 million in the average balance of the loan portfolio to $3,085.9 million for the year ended December 31, 2009.

The decrease in the cost of interest-bearing liabilities is primarily attributed to the FOMC lowering the overnight interest rate throughout 2008, and maintaining the targeted Fed Funds rate in a range of 0.00% to 0.25% during the year ended December 31, 2009. This has allowed the Bank to reduce the rates it pays on its deposit products. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 84 basis points, 161 basis points, 82 basis points and 93 basis points respectively, for the year ended December 31, 2009 compared to the same period in 2008.  The cost of due to depositors was also reduced due to the Bank’s focus on increasing lower-costing core deposits. The combined average balances of lower-costing savings, money market and NOW accounts increased a total of $314.3 million for the year ended December 31, 2009 compared to the same period in 2008, partially offset by the average balance of higher-costing certificates of deposits increasing $147.8 million for the year ended December 31, 2009 compared to the comparable period in 2008. This resulted in a decrease in the cost of due to depositors of 105 basis points to 2.61% for the year ended December 31, 2009 from 3.66% for the year ended December 31, 2008. The increase in deposits allowed the Bank to reduce its reliance on borrowed funds, as the average balance of borrowed funds declined $64.4 million to $1,043.2 million for the year ended December 31, 2009 from $1,107.6 million for the year ended December 31, 2008, with the cost of borrowed funds decreasing six basis points to 4.65% for the year ended December 31, 2009 from 4.71% for the year ended December 31, 2008.

A provision for loan losses of $19.5 million was recorded for the year ended December 31, 2009 compared to $5.6 million recorded in the year ended December 31, 2008. The provision for loan losses recorded in 2009 was primarily due to an increase in both non-performing loans and the level of charge-offs recorded in 2009.  This increase in non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties that are located in the New York City metropolitan market. Prior to 2009, the Bank had recorded minimal losses on mortgage loans. The Bank continues to maintain conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the increase in non-performing loans, the current economic uncertainties, and the charge-offs recorded during 2009, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record an additional provision for possible loan losses in the year ended 2009.

Non-interest income increased $4.0 million for the year ended December 31, 2009 to $11.0 million, as compared to $7.0 million for the year ended December 31, 2008. The net gain recorded from financial assets and financial liabilities carried at fair value decreased $15.1 million to a net gain of $5.0 million for the year ended December 31, 2009 compared to a net gain of $20.1 million for the year ended December 31, 2008. The $15.1 million decline in fair value was more than offset by a $21.7 million decline in OTTI charges, as the year ended December 31, 2009 included OTTI charges on two pooled trust preferred securities totaling $2.8 million and four private issue collateralized mortgage obligations totaling $3.1 million compared to the year ended December 31, 2008 which included a $27.6 million OTTI charge on investments in Freddie Mac and Fannie Mae preferred stocks. The year ended December 31, 2008 also included income of $2.4 million representing a partial recovery of a loss sustained in 2002 on a WorldCom, Inc. senior note. This amount was received as a result of a class action litigation settlement.

Flushing Financial Corporation
January 26, 2010

Non-interest expense was $64.9 million for the year ended December 31, 2009, an increase of $10.1 million, or 18.5%, from $54.8 million for the year ended December 31, 2008. Employee salary and benefits increased $3.8 million, which is primarily attributed to the growth of the Bank, including one new branch and the expansion of the collections department, and increased costs for postretirement benefits. Occupancy and equipment, data processing, and depreciation and amortization increased $0.3 million, $0.2 million and $0.3 million, respectively, primarily due to the growth of the Bank.  Other operating expense increased $0.8 million primarily due an increase in foreclosure expense as non-performing loans have increased from the prior year period. FDIC insurance increased $4.9 million compared to the comparable prior year period, as the FDIC raised the deposit insurance premiums during 2009, and a $2.0 million special assessment was levied during the quarter ended June 30, 2009 by the FDIC to partially replenish the deposit insurance fund.  The efficiency ratio was 51.8% and 55.1% for the years ended December 31, 2009 and 2008, respectively.

Balance Sheet Summary

At December 31, 2009, total assets were $4,143.2 million, an increase of $193.8 million, or 4.9%, from $3,949.5 million at December 31, 2008. Total loans, net increased $239.5 million, or 8.1%, during the year ended December 31, 2009 to $3,200.2 million from $2,960.7 million at December 31, 2008. Loan originations and purchases were $500.6 million for the year ended December 31, 2009, a decrease of $167.0 million from $667.6 million for the year ended December 31, 2008, as loan demand has declined due to the current economic environment. At December 31, 2009, loan applications in process totaled $158.4 million compared $185.4 million at December 31, 2008. The following table shows loan originations and purchases for the periods indicated.

	For the three months ended December 31,		For the year ended December 31,
(In thousands)	2009	2008	2009	2008
Multi-family residential	$46,248	$34,956	$212,274	$153,023
Commercial real estate	9,726	59,565	79,251	182,357
One-to-four family – mixed-use property	7,586	12,446	33,053	118,270
One-to-four family – residential	14,691	11,348	54,669	119,622
Co-operative apartments	534	-	534	800
Construction	2,843	5,764	18,263	30,673
Small Business Administration	2,474	1,855	4,457	10,303
Taxi Medallion	18,631	3,070	61,049	7,101
Commercial business and other loans	8,969	9,566	37,040	45,451
Total	$111,702	$138,570	$500,590	$667,600

Loan purchases included in the table above totaled $10.7 million for the three months ended December 30, 2009.  Loan purchases totaled $43.3 million and $65.3 million for the year ended December 31, 2009 and 2008, respectively.  There were no loan purchases for the three months ended December 31, 2008.

Flushing Financial Corporation
January 26, 2010

The following table shows non-performing assets at the periods indicated:

	December 31,	September 30,	December 31,
(In thousands)	2009	2009	2008
Loans 90 days or more past due and still accruing:
Commercial real estate	$471	$-	$425
One-to-four family - residential	2,784	2,308	889
Construction loans	-	850	-
Commercial business and other	-	-	-
Total	3,255	3,158	1,314

Troubled debt restructured:
Multi-family residential	478	480	-
Commercial real estate	1,441	1,445	-
One-to-four family - mixed-use property	575	578	-

Total	2,494	2,503	-

Non-accrual loans:
Multi-family residential	27,483	24,963	12,011
Commercial real estate	18,862	18,002	7,409
One-to-four family - mixed-use property	23,422	21,965	10,639
One-to-four family - residential	4,959	3,907	1,121
Co-opertative apartments	78	-	-
Construction loans	1,639	3,049	4,457
Small business administration	1,232	1,147	354
Commercial business and other	2,442	2,707	2,667
Total	80,117	75,740	38,658

Total non-performing loans	85,866	81,401	39,972

Other non-performing assets:
Real estate acquired through foreclosure	2,262	1,337	125
Investment securities	8,193	50	607
Total	10,455	1,387	732

Total non-performing assets	$96,321	$82,788	$40,704

As the Bank continues to increase its loan portfolio, management continues to adhere to the Bank’s conservative underwriting standards. Non-accrual loans and charge-offs from impaired loans have increased, primarily due to the current economic environment. The majority of the Bank’s non-performing loans are collateralized by residential income producing properties that are occupied, thereby retaining more of their value and reducing the potential loss. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current. The Bank reviews its delinquencies on a loan by loan basis and continually explores ways to help borrowers meet their obligations and return them back to current status. The Bank has increased staffing to handle delinquent loans by hiring people experienced in loan workouts. The Bank’s non-performing assets were $96.3 million at December 31, 2009 an increase of $13.5 million from $82.8 million at September 30, 2009, and an increase of $55.6 million from $40.7 million at December 31, 2008. Total non-performing assets as a percentage of total assets were 2.32% at December 31, 2009 compared to 1.98% at September 30, 2009 and 1.03% as of December 31, 2008. The ratio of allowance for loan losses to total non-performing loans was 24% at December 31, 2009, compared to 23% at September 30, 2009 and 28% at December 31, 2008.

Non-performing investment securities include two pooled trust preferred securities totaling $8.1 million for which we currently not receiving payments.

Flushing Financial Corporation
January 26, 2010

During the year ended December 31, 2009, the Bank had $10.2 million in net charge-offs of impaired loans. The following table shows net loan charge-offs for the periods indicated by type of loan:

	For the three months ended December 31,		For the year ended December 31,
(In thousands)	2009	2008	2009	2008
Multi-family residential	$582	$129	$2,326	$496
Commercial real estate	612	-	728	-
One-to-four family – mixed-use property	145	-	1,009	-
One-to-four family – residential	228	-	284	-
Construction	668	-	1,075
Small Business Administration	247	352	1,062	673
Commercial business and other loans	772	35	3,720	36
Total	$3,254	$516	$10,204	$1,205

Net charge-offs include loans that were fully charged-off and impaired mortgage loans that were written down to 90% of the properties’ estimated value.  On a quarterly basis the property value of impaired mortgage loans are internally reviewed, based on updated cash flows for income producing properties, and at times an updated independent appraisal is obtained.  The loan balance of impaired mortgage loans is then compared to the properties updated estimated value and any balance over 90% of the loans updated estimated value is charged-off.  Impaired mortgage loans that were written down resulted from quarterly reviews or updated appraisals that indicated the properties’ estimated value had declined from when the loan was originated.

During the year ended December 31, 2009, mortgage-backed securities decreased $26.3 million, or 3.9%, to $648.4 million, while other securities decreased $37.1 million, or 51.2%, to $35.4 million. During the year ended December 31, 2009, there were purchases and sales of mortgage-backed securities of $177.0 million and $44.9 million, respectively. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.

Total liabilities were $3,783.1 million at December 31, 2009, an increase of $135.1 million, or 3.7%, from December 31, 2008. During the year ended December 31, 2009, due to depositors increased $228.7 million to $2,666.3 million, as a result of an increase of $434.7 million in core deposits and a decline of $205.9 million in certificates of deposit. Borrowed funds decreased $78.7 million as the increase in deposits allowed us to reduce our borrowed funds.

Total stockholders’ equity increased $58.7 million, or 19.5%, to $360.1 million at December 31, 2009 from $301.5 million at December 31, 2008. The increase is primarily due to $101.6 million in additional capital received from the issuance of 9.3 million shares of Flushing Financial Corporation common stock through a public offering. This was combined with net income of $25.6 million and an increase in other comprehensive income of $13.7 million for the year ended December 31, 2009. The increase in other comprehensive income was primarily attributed to an increase in the market value of securities held in the available for sale portfolio. These increases were partially offset by the redemption in full of $70.0 million of preferred stock, and the repurchase of the remaining warrant issued to the U.S. Treasury under the Capital Purchase Program of the TARP, and the declaration and payment of dividends on the Company’s common stock and preferred stock of $12.0 million and $3.0 million, respectively. The exercise of stock options increased stockholders’ equity by $0.6 million, including the income tax benefit realized by the Company upon the exercise of options. Book value per common share was $11.57 at December 31, 2009, compared to $10.70 at December 31, 2008. Tangible book value per common share was $11.03 at December 31, 2009, compared to $9.92 at December 31, 2008.

The Company did not repurchase any shares during the year ended December 31, 2009 under its current stock repurchase program. At December 31, 2009, 362,050 shares remain to be repurchased under the current stock repurchase program.

Flushing Financial Corporation
January 26, 2010

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented the Company calculated core earnings by adding back or subtracting, net of tax, the net gain or loss recorded on financial assets and financial liabilities carried at fair value, OTTI charges, net gains/losses on the sale of securities, and the income or expense of certain non-recurring items listed below.

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2009	2008	2009	2009	2008
	(In thousands)

GAAP net income	$5,980	$6,479	$8,110	$25,561	$22,259

Net gain from financial assets and financial liabilities carried at fair value, net of tax	(539)	(782)	(528)	(2,763)	(11,150)
Other-than-temporary impairment charges, net of tax	2,644	645	-	3,278	15,305
Net gain on sale of securities, net of tax	(182)	-	(583)	(779)	(197)
FDIC special assessment, net of tax	-	-	-	1,116	-
Partial recovery of WorldCom, Inc. loss, net of tax	-	4	-	-	(1,343)

Core net income	$7,903	$6,346	$6,999	$26,413	$24,874

GAAP diluted earnings per common share	$0.15	$0.31	$0.33	$0.91	$1.09

Deemed dividend upon redemption of TARP preferred stock	0.04	-	-	0.06	-
Net gain from financial assets and financial liabilities carried at fair value, net of tax	(0.02)	(0.04)	(0.02)	(0.12)	(0.55)
Other-than-temporary impairment charges, net of tax	0.09	0.03	-	0.14	0.75
Net gain on sale of securities, net of tax	(0.01)	-	(0.03)	(0.03)	(0.01)
FDIC special assessment, net of tax	-	-	-	0.05	-
Partial recovery of WorldCom, Inc. loss, net of tax	-	-	-	-	(0.07)

Core diluted earnings per common share	$0.25	$0.30	$0.28	$1.00	$1.21

* Core diluted earnings per common share may not foot due to rounding.

Flushing Financial Corporation
January 26, 2010

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses and adding back or subtracting the net gain or loss recorded on financial assets and financial liabilities carried at fair value, OTTI charges, net gains/losses on the sale of securities, and the income or expense of certain non-recurring items listed below.

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2009	2008	2009	2009	2008
	(In thousands)

GAAP income before income taxes	$9,232	$10,083	$13,296	$41,332	$34,316

Provision for loan losses	5,000	2,000	5,000	19,500	5,600
Net gain from financial assets and financial liabilities carried at fair value	(966)	(1,476)	(950)	(4,968)	(20,090)
Other-than-temporary impairment charges	4,754	1,255	-	5,894	27,575
Net gain on sale of securities	(327)	-	(1,051)	(1,401)	(354)
FDIC special assessment	-	-	-	2,007	-
Partial recovery of WorldCom, Inc. loss	-	-	-	-	(2,419)

Core net income before the provision for loan losses and income taxes	$17,693	$11,862	$16,295	$62,364	$44,628

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingbank.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

Flushing Financial Corporation
January 26, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except per share data)
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Cash and due from banks	$28,426	$30,404
Securities available for sale:
Mortgage-backed securities	648,443	674,764
Other securities	35,361	72,497
Loans:
Multi-family residential	1,158,700	999,185
Commercial real estate	790,099	752,120
One-to-four family ― mixed-use property	744,560	751,952
One-to-four family ― residential	249,920	238,711
Co-operative apartments	6,553	6,566
Construction	97,270	103,626
Small Business Administration	17,496	19,671
Taxi medallion	61,424	12,979
Commercial business and other	77,351	69,759
Net unamortized premiums and unearned loan fees	17,110	17,121
Allowance for loan losses	(20,324)	(11,028)
Net loans	3,200,159	2,960,662
Interest and dividends receivable	19,116	18,473
Bank premises and equipment, net	22,830	22,806
Federal Home Loan Bank of New York stock	45,968	47,665
Bank owned life insurance	69,231	57,499
Goodwill	16,127	16,127
Core deposit intangible	1,874	2,342
Other assets	55,711	46,232
Total assets	$4,143,246	$3,949,471

LIABILITIES
Due to depositors:
Non-interest bearing	$91,376	$69,624
Interest-bearing:
Certificate of deposit accounts	1,230,511	1,436,450
Savings accounts	426,821	359,595
Money market accounts	414,457	306,178
NOW accounts	503,159	265,762
Total interest-bearing deposits	2,574,948	2,367,985
Mortgagors' escrow deposits	26,791	31,225
Borrowed funds	1,060,245	1,138,949
Other liabilities	29,742	40,196
Total liabilities	3,783,102	3,647,979

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none and 70,000 shares issued and outstanding at December 31, 2009 and 2008, respectively liquidation preference value of $70,000)	-	1
Common stock ($0.01 par value; 40,000,000 shares authorized; 31,131,059 shares and 21,625,709 shares issued at December 31, 2009 and December 31, 2008, respectively; 31,127,664 shares and 21,625,709 shares outstanding at December 31, 2009 and December 31, 2008, respectively)	311	216
Additional paid-in capital	185,842	150,662
Treasury stock (3,395 and none at December 31, 2009 and December 31, 2008, respectively)	(36)	-
Unearned compensation	(575)	(1,300)
Retained earnings	181,181	172,216
Accumulated other comprehensive loss, net of taxes	(6,579)	(20,303)
Total stockholders' equity	360,144	301,492

Total liabilities and stockholders' equity	$4,143,246	$3,949,471

Flushing Financial Corporation
January 26, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2009	2008	2009	2008

Interest and dividend income
Interest and fees on loans	$49,572	$47,761	$194,317	$190,004
Interest and dividends on securities:
Interest	7,849	7,411	34,523	23,363
Dividends	26	475	1,130	2,740
Other interest income	20	61	91	594
Total interest and dividend income	57,467	55,708	230,061	216,701

Interest expense
Deposits	14,998	19,804	66,778	76,754
Other interest expense	11,732	13,113	48,497	52,218
Total interest expense	26,730	32,917	115,275	128,972

Net interest income	30,737	22,791	114,786	87,729
Provision for loan losses	5,000	2,000	19,500	5,600
Net interest income after provision for loan losses	25,737	20,791	95,286	82,129

Non-interest income (loss)
Other-than-temporary impairment ("OTTI") charge	(15,987)	(1,255)	(25,624)	(27,575)
Less: Non-credit portion of OTTI charge recorded in Other Comprehensive Income, before taxes	11,233	-	19,730	-
Net OTTI charge recognized in earnings	(4,754)	(1,255)	(5,894)	(27,575)
Loan fee income	422	534	1,755	2,585
Banking services fee income	429	406	1,755	1,638
Net gain on sale of loans held for sale	212	18	212	151
Net loss on sale of loans	-	(136)	-	(151)
Net gain from sale of securities	327	-	1,401	354
Net gain from fair value adjustments	966	1,476	4,968	20,090
Federal Home Loan Bank of New York stock dividends	637	399	2,237	2,863
Bank owned life insurance	614	573	2,476	2,239
Other income	504	902	2,045	4,774
Total non-interest income (loss)	(643)	2,917	10,955	6,968

Non-interest expense
Salaries and employee benefits	7,908	6,361	29,934	26,160
Occupancy and equipment	1,807	1,599	6,874	6,528
Professional services	1,231	1,613	5,716	5,828
FDIC deposit insurance	1,024	538	6,407	1,533
Data processing	863	994	4,121	3,958
Depreciation and amortization	684	603	2,663	2,407
Other operating expenses	2,345	1,917	9,194	8,367
Total non-interest expense	15,862	13,625	64,909	54,781

Income before income taxes	9,232	10,083	41,332	34,316

Provision for income taxes
Federal	3,489	2,827	12,187	9,769
State and local	(237)	777	3,584	2,288
Total taxes	3,252	3,604	15,771	12,057

Net income	$5,980	$6,479	$25,561	$22,259

Net income available to common shareholders	$4,390	$6,353	$21,118	$22,133

Basic earnings per common share	$0.15	$0.31	$0.91	$1.10
Diluted earnings per common share	$0.15	$0.31	$0.91	$1.09
Dividends per common share	$0.13	$0.13	$0.52	$0.52

Flushing Financial Corporation
January 26, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands except share data)
(Unaudited)

	At or for the three months ended December 31,				At or for the year ended December 31,
	2009		2008		2009		2008
Per Share Data
Basic earnings per share	$0.15		$0.31		$0.91		$1.10
Diluted earnings per share	$0.15		$0.31		$0.91		$1.09
Average number of shares outstanding for:
Basic earnings per common share computation (1)	30,040,108		20,345,620		23,237,904		20,200,876
Diluted earnings per common share computation (1)	30,050,802		20,434,065		23,248,467		20,371,074
Book value per common share (2)	$11.57		$10.70		$11.57		$10.70
Tangible book value per common share (3)	$11.03		$9.92		$11.03		$9.92

Average Balances
Total loans, net	$3,182,786		$2,927,805		$3,085,895		$2,841,933
Total interest-earning assets	3,916,192		3,573,889		3,879,520		3,377,449
Total assets	4,108,862		3,749,900		4,065,607		3,561,826
Total due to depositors	2,580,379		2,281,756		2,554,702		2,092,628
Total interest-bearing liabilities	3,616,575		3,423,380		3,633,783		3,235,727
Stockholders' equity	379,151		235,600		327,886		233,073
Common stockholders' equity	358,151		225,489		270,352		220,580

Performance Ratios (4)
Return on average assets	0.58%		0.69%		0.63%		0.62%
Return on average equity	6.31		11.00		7.80		9.55
Yield on average interest-earning assets	5.87		6.24		5.93		6.42
Cost of average interest-bearing liabilities	2.96		3.85		3.17		3.99
Interest rate spread during period	2.91		2.39		2.76		2.43
Net interest margin	3.14		2.55		2.96		2.60
Non-interest expense to average assets	1.54		1.45		1.60		1.54
Efficiency ratio (5)	47.17		53.46		51.76		55.11
Average interest-earning assets to average interest-bearing liabilities	1.08	X	1.04	X	1.07	X	1.04	X

(1)	Reflects the adoption of FASB ASC 260, which has been applied retrospectively.

(2)
Calculated by dividing common stockholders’ equity of $360.1 million and $231.5 million at December 31, 2009 and 2008, respectively, by 31,127,664 and 21,625,709 shares outstanding at December 31, 2009 and 2008, respectively. Common stockholders’ equity is total stockholders’ equity less the liquidation preference value of preferred shares outstanding.

(3)
Calculated by dividing tangible common stockholders’ equity of $343.4 million and $214.5 million at December 31, 2009 and 2008, respectively, by 31,127,664 and 21,625,709 shares outstanding at December 31, 2009 and 2008, respectively. Tangible common stockholders’ equity is total stockholders’ equity less the liquidation preference value of preferred shares outstanding and intangible assets (goodwill and core deposit intangible, net of deferred taxes).

(4)	Ratios for the three months ended December 31, 2009 and 2008 are presented on an annualized basis.

(5)
Calculated by dividing non-interest expense (excluding REO expense) by the total of net interest income and non-interest income (excluding gain on sale of securities, net gain from financial assets and financial liabilities carried at fair value, other-than-temporary impairment charges, and the WorldCom, Inc. recovery).

Flushing Financial Corporation
January 26, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the year ended	At or for the year ended
	December 31, 2009	December 31, 2008

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	8.84%	7.92%
Leverage and core capital (minimum requirement = 3%)	8.84	7.92
Total risk-based capital (minimum requirement = 8%)	13.42	13.02

Capital ratios:
Average equity to average assets	8.06%	6.54%
Equity to total assets	8.69	7.63
Tangible common equity to tangible assets	8.32	5.45

Asset quality:
Non-accrual loans	$80,117	$38,658
Non-performing loans	85,866	39,972
Non-performing assets	96,321	40,704
Net charge-offs	10,204	1,205

Asset quality ratios:
Non-performing loans to gross loans	2.68%	1.35%
Non-performing assets to total assets	2.32	1.03
Allowance for loan losses to gross loans	0.63	0.37
Allowance for loan losses to non-performing assets	21.10	27.09
Allowance for loan losses to non-performing loans	23.67	27.59

Flushing Financial Corporation
January 26, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended December 31,
	2009				2008
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$3,033,221	$47,701	6.29%		$2,828,498	$46,334	6.55%
Other loans, net (1)	149,565	1,871	5.00		99,307	1,427	5.75
Total loans, net	3,182,786	49,572	6.23		2,927,805	47,761	6.53
Mortgage-backed securities	643,255	7,686	4.78		531,830	6,949	5.23
Other securities	42,835	189	1.76		76,353	937	4.91
Total securities	686,090	7,875	4.59		608,183	7,886	5.19
Interest-earning deposits and federal funds sold	47,316	20	0.17		37,901	61	0.64
Total interest-earning assets	3,916,192	57,467	5.87		3,573,889	55,708	6.24
Other assets	192,670				176,011
Total assets	$4,108,862				$3,749,900

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$435,388	1,133	1.04		$355,349	1,776	2.00
NOW accounts	426,118	1,499	1.41		225,141	1,441	2.56
Money market accounts	376,641	1,244	1.32		298,990	2,208	2.95
Certificate of deposit accounts	1,342,232	11,107	3.31		1,402,276	14,363	4.10
Total due to depositors	2,580,379	14,983	2.32		2,281,756	19,788	3.47
Mortgagors' escrow accounts	36,582	15	0.16		39,402	16	0.16
Total deposits	2,616,961	14,998	2.29		2,321,158	19,804	3.41
Borrowed funds	999,614	11,732	4.69		1,102,222	13,113	4.76
Total interest-bearing liabilities	3,616,575	26,730	2.96		3,423,380	32,917	3.85
Non interest-bearing deposits	85,678				67,112
Other liabilities	27,458				23,808
Total liabilities	3,729,711				3,514,300
Equity	379,151				235,600
Total liabilities and equity	$4,108,862				$3,749,900

Net interest income / net interest rate spread		$30,737	2.91%			$22,791	2.39%

Net interest-earning assets / net interest margin	$299,617		3.14%		$150,509		2.55%

Ratio of interest-earning assets to interest-bearing liabilities			1.08	X			1.04	X

(1)
Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.2 million and $0.8 million for the three-month periods ended December 31, 2009 and 2008, respectively.

Flushing Financial Corporation
January 26, 2010

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the year ended December 31,
	2009				2008
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,952,400	$187,760	6.36%		$2,731,823	$182,832	6.69%
Other loans, net (1)	133,495	6,557	4.91		110,110	7,172	6.51
Total loans, net	3,085,895	194,317	6.30		2,841,933	190,004	6.69
Mortgage-backed securities	690,181	33,430	4.84		420,815	21,836	5.19
Other securities	55,805	2,223	3.98		82,351	4,267	5.18
Total securities	745,986	35,653	4.78		503,166	26,103	5.19
Interest-earning deposits and federal funds sold	47,639	91	0.19		32,350	594	1.84
Total interest-earning assets	3,879,520	230,061	5.93		3,377,449	216,701	6.42
Other assets	186,087				184,377
Total assets	$4,065,607				$3,561,826

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$422,399	5,529	1.31		$365,885	7,793	2.13
NOW accounts	373,854	5,906	1.58		147,003	3,688	2.51
Money market accounts	334,703	5,290	1.58		303,776	9,704	3.19
Certificate of deposit accounts	1,423,746	49,987	3.51		1,275,964	55,501	4.35
Total due to depositors	2,554,702	66,712	2.61		2,092,628	76,686	3.66
Mortgagors' escrow accounts	35,879	66	0.18		35,465	68	0.19
Total deposits	2,590,581	66,778	2.58		2,128,093	76,754	3.61
Borrowed funds	1,043,202	48,497	4.65		1,107,634	52,218	4.71
Total interest-bearing liabilities	3,633,783	115,275	3.17		3,235,727	128,972	3.99
Non interest-bearing deposits	76,559				73,486
Other liabilities	27,379				19,540
Total liabilities	3,737,721				3,328,753
Equity	327,886				233,073
Total liabilities and equity	$4,065,607				$3,561,826

Net interest income / net interest rate spread		$114,786	2.76%			$87,729	2.43%

Net interest-earning assets / net interest margin	$245,737		2.96%		$141,722		2.60%

Ratio of interest-earning assets to interest-bearing liabilities			1.07	X			1.04	X

(1)
Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.7 million and $3.7 million for the year ended December 31, 2009 and 2008, respectively.

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